Exhibit 99.2

Travelzoo
590 Madison Avenue

37th Floor
New York, NY 10022

Media Contacts:

Mindy Joyce

Travelzoo

(212) 484-4918
mjoyce@travelzoo.com

Andrea Conrad

M Booth & Associates

(212) 539-3212

andreac@mbooth.com

FOR IMMEDIATE RELEASE

Travelzoo Names Holger Bartel Chief Executive Officer

NEW YORK, September 17, 2008 -- Travelzoo (NASDAQ: TZOO), a global Internet media company, today named Holger Bartel, 41, as Chief Executive Officer effective October 1, 2008. The company’s current CEO, Ralph Bartel, will continue to serve as chairman of the board.

“Holger oversaw Travelzoo’s operations in North America from 2001 to 2007 and drove rapid and consistent growth in revenue and profits during that time,” said Ralph Bartel, CEO, Travelzoo. “His deep operational experience in sales, content, marketing and production combined with his strategy background as a management consultant at McKinsey & Company make him a first-rate candidate for the CEO position.”

“With our business growing rapidly outside North America, this change will allow me to spend more time with our employees in 21 offices around the world,” commented Ralph Bartel. “By sharing the company’s vision and strategy with Travelzoo’s staff in 12 countries, I want to ensure that our global growth strategy is well and coherently executed.”

Holger Bartel, Ph.D., served as the company’s executive vice president from 2001 to 2007 and served as vice president of sales and marketing from 1999. From 1995 to 1998,

Mr. Bartel was an engagement manager at McKinsey & Company in Los Angeles. From 1992 to 1994, Mr. Bartel was a research fellow at Harvard Business School. Mr. Bartel holds an MBA in Finance and Accounting and a Ph.D. in Economics from the University of St. Gallen, Switzerland. Mr. Bartel has served as a member of the board of directors of Travelzoo since June 2005. He is the brother of Ralph Bartel.

About Travelzoo

Travelzoo is a global Internet media company. Travelzoo’s media properties, which reach more than 12 million travel enthusiasts in the U.S., Australia, Canada, China, France, Germany, Hong Kong, Japan, Spain, Taiwan and the U.K., include the Travelzoo® Web site (www.travelzoo.com), the Top 20® list, the Newsflash™ e-mail alert service, the Travelzoo Network™ and SuperSearch™, a travel search engine. Travelzoo publishes offers from more than 900 advertisers. Travelzoo’s deal experts review offers to find the best travel deals and confirm their true value. Travelzoo’s global headquarters is in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.

###